Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

March 22, 2021

Energy Fuels Inc.
225 Union Blvd, Suite 600
Lakewood, CO, 80228

Dear Sirs/Mesdames:

Re:	Energy Fuels Inc. - Registration Statement on Form S-8

We have acted as Ontario counsel to Energy Fuels Inc. (the "Corporation") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"), relating to the potential issuance and sale by the Corporation, from time to time, of up to 14,058,657 common shares of the Corporation (the "Shares") issuable upon exercise or redemption of awards (the "Awards") granted or issued under the Energy Fuels Inc. 2021 Omnibus Equity Incentive Compensation Plan (the "Plan").

We have examined originals or copies, certified or otherwise to our satisfaction of such documents and considered such questions of law as we considered necessary as a basis for our opinion, including the Plan and resolutions of the board of directors of the Corporation approving the filing of the Registration Statement and the issuance of Shares upon the exercise or redemption of Awards. In all such examinations, we have assumed (i) the genuineness of all signatures, the legal capacity of all individuals signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, electronic, certified or otherwise, and (ii) the truthfulness of all facts set forth in the public records and in certificates of public officials.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, we are of the opinion that upon issuance of Shares upon the valid exercise or redemption of Awards in accordance with the terms of the Plan, including, in each case, receipt by the Corporation of payment in full for the Shares in respect of which such Awards are exercised or redeemed, as the case may be, such Shares will be validly issued as fully paid and non-assessable Shares.

We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Borden Ladner Gervais LLP